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Wells Fargo Home Mortgage
One Home Campus
Des Moines, IA 50328-0001

Wells Fargo Bank N.A.
Servicer Compliance Statement
1. I, John B. Brown, Senior Vice President of Wells Fargo Bank, N.A. ("Wells Fargo")
hereby state that a review of the activities of Wells Fargo during the calendar year 2007 and of Wells Fargo's performance under the servicing agreement(s) listed on the attached
Exhibit A (the "Servicing Agreement(s)") has been made under my supervision.
2. To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout 2007.

/s/ John B Brown
John B. Brown
Senior Vice President
Wells Fargo Bank, N.A.

February 29, 2008
EXHIBIT A
CLIENT
INV#
INV
MASTER
SERVICER/TRUSTEE
DEAL NAME
708 C20 JP MORGAN US BANK JPALT 2007-Al
708 340 WACHOVIA US BANK WMLT 2006-A
591 340 WACHOVIA US BANK WMLT 2006-A
708 C44 WACHOVIA US BANK WMLT 2007-A
708 H17 CHASE US BANK JPMMT 2007-A5